NEITHER THIS BUY-SELL AGREEMENT NOR ANY OF THE SECURITIES SUBJECT TO PURCHASE HEREUNDER HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES ACT, AND MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS REGISTERED OR IN THE OPINION OF COUNSEL TO THE CORPORATION REGISTRATION UNDER EACH SUCH ACT IS NOT REQUIRED.


                               BUY-SELL AGREEMENT


          BUY-SELL AGREEMENT MADE THIS 8th day of April, 1991, but effective for all purposes as of January 10, 1991, by and between Eastex Energy Inc., a Delaware corporation (the "Company"), and Robert G. Phillips ("Stockholder") and his spouse, Shirley Phillips,

          WHEREAS, the Company is incorporated under the laws of the State of Delaware with an authorized capitalization consisting at the date hereof of (a) 15,000,000 shares of Common Stock (as hereinafter defined), of which 4,371,100 shares are issued and outstanding on the date of this Assignment, and (b) 1,000,000 shares of preferred stock, $0.01 par value per share, of which none is issued and outstanding; and

          WHEREAS, Stockholder is currently the registered holder of 2,966,000 shares of Common Stock of the Company; and

          WHEREAS, the death of Stockholder and the related uncertainty regarding the possible transfer of his shares upon his death could have an adverse effect on the Company, its employees, and stockholders; and

          WHEREAS, Stockholder and the Company desire to enter into an arrangement in accordance with the terms hereof that provides a planned orderly transition and promotes stability to the Company and the market for its Common Stock by providing mutually beneficial rights upon the death of Stockholder; and

          WHEREAS, the Company and Stockholder desire to promote their mutual interests and the interests of the Company by imposing certain restrictions and obligations on themselves and the shares of Common Stock of the Company owned by Stockholder upon his death; and

          NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

          1.  Definitions.  As used in this Agreement:

          (a) The term "Common Stock" shall mean shares of Common Stock, $0.01 par value per share, of the Company, and any shares or other equity into which such shares shall be converted.

          (b) The term "Current Market Price" shall mean

               (i) If the Common Stock is listed on a national securities exchange or admitted to unlisted trading privileges on such exchange, the Current Market Price shall be an amount equal to the average of the last reported sales prices of the Common Stock on such exchange on each of the Trading Days (as hereinafter defined), provided that if no such sale is made on any such Trading Day, the average closing bid and asked prices for such day on such exchange shall be used; or

               (ii) If the Common Stock is not so listed or admitted to unlisted trading privileges, the Current Market Price shall be an amount equal to the average of the closing prices reported by the National Association of Securities Dealers Quotation System or if no such closing price is reported, the last reported bid and asked prices (or, if not so quoted on NASDAQ, by the National Quotation Bureau, Inc.) for the Trading Days; or

               (iii) If the Common Stock is not so listed or admitted to unlisted trading privileges and no NASDAQ closing prices or bid and asked prices are not so reported, the Current Market Price shall be equal to the fair market value per share of the Common Stock (which shall not be less than the book value thereof), determined in such reasonable manner as may be prescribed by the Board of Directors of the Company, such determination to be final and binding on the transferor and transferee.

          (c) The term "Disposition" shall mean any inter vivos transfer, pledge, mortgage or other encumbrance, or any other disposition of Stock whatsoever, whether voluntary or involuntary.

          (d) The term "Stock" shall mean all issued and outstanding Common Stock owned by Stockholder on the date of his death during the term hereof, or owned on such date by any person who received shares from, by or through Stockholder which are on such date subject to the Buy-Sell features of this Agreement.

          (e) The term "Surviving Stockholder" shall mean any of the following who have any interest (whether legal, beneficial or otherwise) in Stock upon the death of Stockholder: (i) Stockholder's estate, (ii) Stockholder's surviving spouse, to the extent such spouse shall have any community property interest in the Stock, (iii) any former spouse of Stockholder to the extent such former spouse received Stock upon divorce from Stockholder,
     (iv) the estate (or successor thereto, including any trust created under a will) of any spouse of Stockholder to the extent such spouse predeceased Stockholder or died simultaneously with Stockholder, owning a community property interest in the Stock and (v) any child of Stockholder or any trust or trusts created for the primary benefit of a child or children of Stockholder during his lifetime.

          (f) The term "Trading Days" shall mean the one hundred and twenty consecutive days commencing on the sixtieth consecutive day next preceding the date of Mr. Phillip's death, in each case, during which trading in securities is generally effected on the NASD Automatic Quotation System, the NASDAQ National Market System, the principal securities exchange upon which the Stock is traded, if any, or any other principal public market for the Stock which may be then in existence.

          2.   Grant of Options.

          (a) The Company hereby grants to each Surviving Stockholder an option (the "Surviving Stockholder Option") to sell to Company, and Company hereby obligates itself to purchase from each Surviving Stockholder under the terms and conditions of this Agreement, the Stock. Subject to the terms and conditions of this Agreement, this Option shall be effective during the term of this Agreement from and including the date after the day of the death of Stockholder until the expiration of 120 days after the day of his death (hereinafter referred to as the "Surviving Stockholder Option Period").

          (b) Each of Stockholder and Stockholder's spouse, on his and her own behalf and on behalf of each Surviving Stockholder, hereby grants to the Company an option (the "Company Option") to purchase from each Surviving Stockholder, the Stock owned by any Surviving Stockholder upon Stockholder's death; provided, however, that the Company shall have no option to purchase shares of Stock owned, directly or indirectly, by any child of Stockholder if the aggregate number of shares of Stock held by all children of Stockholder, at the date on which any Company Option first becomes exercisable, shall constitute five percent (5%) or less of the total outstanding shares of Common Stock and, provided further, that the Company shall not have any option to purchase any shares of Stock owned by any such child which would cause such aggregate number to be five percent (5%) or less of such total shares outstanding. Subject to the terms and conditions of this Agreement, the Company Option shall apply only to any Stock not sold pursuant to (a) above and shall be effective during the term of this Agreement from and including the 121st day after the day of the death of Stockholder until the expiration of 180 days after the day of Stockholder's death (hereinafter referred to as the "Company Option Period").

          3. Exercise Price. In the event that any or all Surviving Stockholders or the Company exercises the options, in whole or in part, provided under Paragraphs 2(a) and 2(b) hereof, the exercise price per share of Stock pursuant to this Agreement shall be an amount equal to the greater of (x) $2.00 or (y) ninety percent (90%) of the Current Market Price.

          4.  Exercise of Option.

          (a) The options set forth in Paragraphs 2(a) and (b) may be exercised during the term of this Agreement from time to time during the Surviving Stockholder Option Period and the Company Option Period by either party giving notice to the other during the applicable option period of such party's written election to exercise the option provided for herein, and the date of the Closing (as hereinafter defined) of such purchase or sale, which shall be within thirty (30) days after the expiration of the Company Option Period, unless all Surviving Stockholders exercise the option set forth in Paragraph 2(a) in whole, in which event the date shall be within sixty (60) days after delivery to the Company of notice by all Surviving Stockholders of their election to exercise. Notwithstanding any implication herein which may appear to the contrary, no Surviving Stockholder is obligated to exercise the Surviving Stockholder Option as to all of the Stock owned by such Surviving Stockholder, it being the express agreement of the parties that a Surviving Stockholder may exercise such option as to only a portion of such shares of Stock.

          (b) To the extent that the Company shall not have sufficient insurance proceeds or capital surplus to permit it lawfully to purchase all the Stock subject to option hereunder exercised by the Surviving Stockholders with the proceeds from the life insurance policy purchased pursuant to Paragraph 8 hereunder, the Company shall (i) purchase the shares of Stock tendered to it according to the schedule of priorities set forth in Paragraph 4(d) below and (ii) immediately notify such Surviving Stockholders of the number of shares of Stock it shall not purchase.

          (c) Except as provided in Paragraph 4(b) above, the Company shall be obligated to make payment at the Closing as provided in Paragraph 5.

          (d) Whenever, in connection with either the exercise by the Company of the Company Option or the exercise by any Surviving Stockholder of the Surviving Stockholder Option, either the insurance proceeds (after deducting all applicable fees, expenses and taxes as contemplated in Paragraph 7 hereof) or capital surplus of the Company is inadequate to purchase all shares of Stock subject to either such Option, or in the event either such Option is otherwise exercised for less than all the shares of Stock owned by the Surviving Stockholders, any such shares which are purchased shall be purchased according to the following schedule of priorities:

               First, with respect to shares of Stock owned by the Stockholder at the date of his death, without regard to whether such shares, by will or the laws of intestacy, are intended to pass to any other person;

               Secondly, with respect to any shares of Stock owned by the spouse of Stockholder at the date of his death, regardless whether such shares are held as community property or not, so long as such shares constitute Stock;

               Thirdly, with respect to any shares of Stock owned by the estate of any deceased former spouse of Stockholder or by any trust created by or under any such deceased spouse's will;

               Fourthly, with respect to any shares of Stock owned by any children of Stockholder, either of record or beneficially, through any trust or other similar arrangement;

               Fifthly, with respect to any shares of Stock owned by any former spouse of Stockholder; and

               Finally, with respect to any shares of Stock owned by all other Surviving Stockholders.

     In the event more than one person or entity falls within one of the five categories mentioned above and the available funds are not sufficient to purchase all shares of Stock in such category from which shares are proposed to be purchased, then the shares shall be purchased from each such person or entity within such category on a proportional basis based upon the relative number of shares of Stock held by each and purposed to be sold under such option.

          5. Closing. The Closing for the purchase and sale of all or any portion of the Stock as to which either any Surviving Stockholder or the Company has notified the other of its intention to exercise the option granted to it under this Agreement, shall occur at the Company's offices located at such address as is set forth in Paragraph 13 hereof, on the date specified in such notice of exercise (herein referred to as the "Closing"). At the Closing, to the extent applicable, each Surviving Stockholder shall deliver the certificate or certificates being purchased, duly endorsed in blank, accompanied by such supporting documents as may be necessary to pass to the Company and evidence properly such passage to the Company of title to the Stock being purchased, as the case may be. In consideration therefor, the Company shall deliver to each Surviving Stockholder, as applicable, the purchase price, which shall be payable in cash or immediately available federal funds.

          6. Interim Period. After the death of Stockholder, no Surviving Stockholder shall make a Disposition of Stock without the prior written consent of Company, until the earlier of the Closing or the expiration of the Company Option Period if Company does not elect to exercise its option; provided, however, any Surviving Stockholder shall be entitled to sell such number of shares of Stock that the Company has elected not to purchase as set forth in the notice to Surviving Stockholder pursuant to Paragraph 4(b) hereof.

          7. Limitation of Company's Rights and Obligations under Options. Upon the election of any Surviving Stockholder to sell Stock to the Company hereunder, the Company shall be obligated to purchase only up to that number of shares of Stock as would utilize all the net proceeds to the Company (calculated after deducting any fees or expenses of collection thereof and after deducting any income, alternative minimum or other state or federal tax which may be imposed upon the Company as a result of the receipt of such proceeds) of that certain policy of life insurance purchased by the Company in the face amount of approximately $7.0 million in connection with this Agreement, or any policy issued or purchased in renewal or substitution of such policy. If such net life insurance proceeds are inadequate to purchase all the Stock which the Surviving Stockholders elect to sell to the Company hereunder, the Company shall purchase such shares of Stock as it may lawfully purchase up to the amount of the net life insurance proceeds in accordance with Paragraphs 4(b) and 4(d) hereof. If for any reason no insurance proceeds are paid to the Company, the Company's obligation and the Company Option to purchase Stock shall be automatically discharged and terminated without any liability on the part of the Company. Moreover, the Company Option to purchase Stock shall never be exercisable to purchase a greater number of shares than the Surviving Stockholders, in the aggregate, could have required the Company to purchase pursuant to the Company's obligations to purchase hereunder. The Company covenants to pay all premiums on insurance and notify the Stockholder within 5 days of the nonpayment of any premium. In addition, the Company agrees to use its best efforts to cause the issuer of the insurance policy described herein to provide notice to Stockholder of any nonpayment and to give Stockholder 30 days to make any such payment to continue such policy in force and effect. In the event, in spite of the Company's best efforts in such regard, the insurance company does not agree to provide such notice and opportunity to pay to Stockholder, then Stockholder shall have the right from time to time, to request written evidence from the Company that the policy remains in full force and effect. As to any such payment or payments actually made by Stockholder, the Company agrees promptly to reimburse Stockholder upon demand. If any premium payment is not made the Company shall offer to the Stockholder the right to purchase the policy at its cash value, if applicable, or in the case of term insurance or other insurance having no cash value for an amount equal to the interpolated reserve value of such policy calculated in accordance with good insurance and accounting practices.

          8.   Financing of Surviving Stockholder Exercise of Option.

          (a) To provide a fund with which to purchase Stock upon the death of Stockholder, the Company has applied for and purchased a policy of insurance on the life of the Stockholder. The face amount of insurance coverage provided by the policy is and shall remain approximately $7.0 million. The Company may increase the amount of insurance coverage from time to time as it deems necessary or appropriate to provide the Company with sufficient funds to purchase all Stock pursuant to its exercise rights hereunder. The Company shall be the owner and beneficiary of the policy issued pursuant to such application. The Company shall pay all premiums on such policy and shall give proof of payment of all premiums to the Stockholder within 10 days after request. The Company shall not substitute a new policy for any existing policy unless the terms of the new policy are comparable to or better than the terms of the existing policy or policies. Further, any new policy shall be issued by a reputable and solvent insurance company whose selection is approved by Stockholder, which approval shall not be unreasonably withheld. The Company shall not exercise any rights under any such policy which would modify or impair the value of any such policy without the prior written consent of Stockholder. The policy covered by and subject to this Agreement at the date hereof is listed in the Insurance Exhibit attached hereto and is hereby incorporated into this Agreement by reference for all purposes. Upon the death of Stockholder, the Company shall collect all proceeds of such policy (or any successor policy or policies), and such proceeds shall be applied by the Company to purchase, under Section 2 hereof, the Stock, or such applicable portion thereof, of Surviving Stockholders. If, however, the proceeds of the policy or policies exceed the purchase price of the Stock, the Company shall retain such excess proceeds.

          (b) Each insurance policy on the life of Stockholder obtained by the Company pursuant to this Agreement may be purchased by Stockholder at his option (the "Option") upon the happening of either of the following events:
     (l) the termination of Stockholder's ownership of all his Stock for any reason other than death or (2) the termination of this Agreement. The Option shall be exercised by payment to the Company within 90 days from the date of the event giving rise to the Option (the "Date") of (x) in the case of a policy having cash value, an amount equal to the cash surrender value of each policy as of the Date, or (y) in the case of a term policy, an amount equal to the interpolated reserve value of each policy as of the Date, in either case, minus the amount of any indebtedness outstanding against such policy, plus an amount equal to the portion of any premium paid which covers the period beginning with the Date.

          9. Covenants of Stockholder and Company. Stockholder and the Company each hereby represent and warrant to the other, as applicable, that:

          (a) The Company is and will be at the time of Closing duly incorporated, validly existing, and in good standing under the laws of the State of Delaware.

          (b) This Agreement has been duly and validly authorized by the Company, Stockholder and Stockholder's spouse and duly and validly executed and delivered by the Company to Stockholder and Stockholder's spouse and by Stockholder and Stockholder's spouse to the Company;

          (c) The Company has the full power and authority to: (i) enter into and perform its obligations under this Agreement, and (ii) purchase the Stock as herein contemplated;

          (d) This Agreement constitutes a valid and legally binding obligation of Stockholder, Stockholder's spouse and the Company;

          (e) During the respective option periods, until either party exercises its option granted hereunder, the parties hereto shall take all such action as may be necessary or appropriate in order to validly and legally effect the purchase or sale of the Stock upon the exercise of the option granted to either party hereunder.

          10.  Indemnification.

          (a) Company agrees to and shall indemnify and hold harmless Stockholder, Stockholder's spouse, each Surviving Stockholder and the executors, trustees, administrators, beneficiaries and/or assigns thereof (individually an "Indemnified Person"), from and against any and all losses, claims, obligations, liabilities, penalties, causes of action, damages, costs and expenses (including, without limitation, cost of defense, settlement, reasonable attorneys' fees and expenses) that Stockholder, Stockholder's spouse, each Surviving Stockholder, and the executors, trustees, administrators, beneficiaries and/or assigns thereof may hereafter suffer, incur, be responsible for or pay out of or resulting from any damage or deficiency resulting from any misrepresentation, breach of warranty, or nonfulfillment of any agreement on the part of the Company under this Agreement or under any other agreement to which the Company is a party in connection with this transaction.

          (b) Each Indemnified Person (and the estate of Stockholder in the case of any indemnifiable event resulting from the misrepresentation, breach of warranty or nonfulfillment of this Agreement by Stockholder) agrees to and shall indemnify and hold harmless Company and its affiliates and their successors, assigns, officers, directors and employees, from and against any and all losses, claims, obligations, liabilities, penalties, causes of action, damages, costs and expenses (including without limitation, cost of defense, settlement, reasonable attorneys fees and expenses) that the Company and its affiliates, their successors, assigns, officers, directors and employees, may hereinafter suffer, incur, be responsible for or pay out of or resulting from any damage or deficiency resulting from any misrepresentations by such Indemnified

     Person, or breach of warranty or nonfulfillment of this Agreement by such Indemnified Person (and the estate of Stockholder in the case of any indemnifiable event resulting from the misrepresentation, breach of warranty or nonfulfillment of this Agreement by Stockholder) .

          11. Stockholder Right to Make Dispositions. Other than as set forth in Paragraphs 6 and 15(b) hereof, notwithstanding anything herein to the contrary, this Agreement shall not in any manner restrict the capability of Stockholder, Stockholder's spouse or any other person or entity owning Stock which may be the subject of a Company Option hereunder, during the life of Stockholder to make Dispositions of all or any part of the Stock.

          12. Endorsement of Stock Certificates. All certificates of Stock now owned or that may hereafter be acquired by Stockholder and Stockholder's spouse shall be endorsed on the back thereof as follows:

          BY AGREEMENT AMONG THE CORPORATION AND ROBERT G. PHILLIPS, THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A RIGHT OF PURCHASE IN THE COMPANY UPON MR. PHILLIPS' DEATH. THE CORPORATION WILL FURNISH TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO THE CORPORATION AT ITS

     PRINCIPAL PLACE OF BUSINESS OR REGISTERED OFFICE A COPY OF THE AGREEMENT.

          Such certificates shall be endorsed on the front thereof as follows:

          "SEE RESTRICTIONS ON TRANSFER HEREOF ON REVERSE SIDE."

          13. Notices. In the event a notice or other document is required to be sent hereunder to the Company or to Stockholder or Stockholder's spouse, such notice or other document shall be sent by registered or certified mail, return receipt requested, to the party entitled to receive such notice or other document at the address reflected below or at such other address as such party shall request in a written notice, sent to the Company, the Stockholders and Stockholder's spouse:

     COMPANY:                       STOCKHOLDER:

     Eastex Energy Inc.             Robert G. Phillips
     1000 Louisiana, Suite 1100     c/o Eastex Energy, Inc.
     Houston, Texas 77002           1000 Louisiana, Suite 1100
                                    Houston, Texas  77002

                                    STOCKHOLDER'S SPOUSE:

                                    Shirley Phillips
                                    3815 Piping Rock
                                    Houston, Texas  77027

          14. Default. It is agreed that a violation by any party of the terms of this Buy-Sell Agreement cannot be adequately measured or compensated in money damages, and that any breach or threatened breach hereof by a party hereto would do irreparable injury to the nondefaulting party. It is, therefore, agreed that in the event of any breach or threatened breach by a party hereto of the terms and conditions set forth herein, the nondefaulting party shall be entitled, in addition to any and all other rights and remedies which it may have in law or in equity, to apply for and obtain injunctive relief requiring the defaulting party to be restrained from any such breach, threatened breach or to refrain from a continuation of any actual breach.

          15.  Miscellaneous Provisions.

          (a) Whenever the context requires, the gender of all words used herein shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural.

          (b) This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns (whether by merger or consolidation of the Company or sale of all or substantially all the assets of the Company to any person or other entity), the Stockholder, the Stockholder's spouse, the Surviving Stockholders and their heirs, executors, administrators, and trustees thereof provided that any shares of Stock transferred, sold or otherwise disposed of by Stockholder, Stockholder's spouse or by any other person or entity owning Stock which may be the subject of a Company Option hereunder, during the life of Stockholder for value shall not be subject to any of the terms, provisions, obligations or rights of this Agreement and Company agrees to issue certificates free of any legend or restriction relating to this Agreement upon any such transfer; provided, however, that (x) any shares of Stock transferred (whether or not characterized as a sale) incident to or in connection with a divorce of Stockholder and (y) any shares of Stock transferred by Stockholder (whether or not characterized as a sale) incident to or in connection with a donation of shares of Stock to or the creation of a trust or other similar arrangement principally for the benefit of any spouse, child or former spouse, shall continue to be subject to all the terms and provisions hereof and Stockholder and Stockholder's spouse agree that every such Disposition shall be made by means of a written instrument which refers to and incorporates this Agreement.

          (c) This Agreement may be amended from time to time by an instrument in writing signed by all those who are parties to this Agreement at the time of such amendment, such instrument being designated on its face as an "Amendment" to this Agreement.

          (d) The spouse of Stockholder is fully aware of, understands, and fully consents and agrees to the provisions of this Agreement and its binding effect upon any Stock or community property interest in Stock she may now or hereafter own, and agrees that the termination of her marital relationship with Stockholder for any reason shall not have the effect of removing any Stock otherwise subject to this Agreement from the coverage hereof and that her awareness, understanding, consent and agreement are evidenced by her signing this Agreement.

          (e) The Company may not assign its rights, privileges, or obligations hereunder at any time, and shall be required to adhere to and carry out the duties as set forth herein. In addition, in the event of any merger or consolidation involving the Company or sale of all or substantially all of the assets of the Company, the Company hereby covenants that it will cause such purchase of assets or such entity which is the survivor of any such merger or consolidation (if it is other than the Company), to assume in writing the obligations of the Company hereunder. Any such transaction by the Company not in compliance herewith shall be null and void and shall not relieve the Company of any of its obligations, responsibilities, representations and warranties contained in this Agreement.

          (f) This Agreement contains the entire agreement between the parties hereto with respect to the option and sale of Stock, supersedes all prior agreements or understandings, if any, between the parties hereto relating to the subject matter hereof, and may not be amended or modified except by written agreement signed by Stockholder and the Company.

          (g) The captions of each paragraph hereof are entered as a matter of convenience only and shall not be considered to be of any effect in the construction of this Agreement.

          (h) Any and all reasonable fees, costs and expenses, of whatever kind and nature, including the reasonable attorneys' fees and expenses incurred by Stockholder and Stockholder's spouse in connection with the defense or prosecution of any actions or proceedings arising out of or in connection with this Agreement shall be borne and paid by the Company on demand by the Stockholder or any Surviving Stockholder, unless such payment shall not be permitted by applicable provisions of law including without limitation the Delaware General Corporation Law.

          (i) THIS AGREEMENT HAS BEEN EXECUTED IN THE STATE OF TEXAS AND THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCEPT TO THE EXTENT THAT THE LAW OF THE STATE OF INCORPORATION OF THE COMPANY NECESSARILY GOVERNS.

          16. Term of Agreement. This Agreement shall be effective for a period of ten (10) years commencing as of January 10, 1991, and ending at the close of business,

January 9, 2001, unless sooner terminated by mutual agreement of the parties.
It is the intention of the parties that if the death of Stockholder occurs prior to the termination of this Agreement as provided in the immediately preceding sentence, the operative features of this Agreement such as the Company Option and the Surviving Stockholder Option shall continue until the exercise or termination thereof, even if such exercise or termination occurs after January 9, 2001.

          17. Survival of Representations. All representations and warranties contained herein shall survive the execution of this Agreement.

          18. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

          19. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the date and year first above written.

                              EASTEX ENERGY INC.


                              By: /s/ DAVID H. EARGLE
                                  -------------------------------------
                              Its:  Executive Vice President

                              THE COMPANY




                              /s/ ROBERT G. PHILLIPS
                              -----------------------------------------
                              Robert G. Phillips

                              STOCKHOLDER




                              /s/ SHIRLEY PHILLIPS
                              -----------------------------------------
                              Shirley Phillips

                              STOCKHOLDER'S SPOUSE

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